Exhibit 10.1

ASSET PURCHASE AND SALE AGREEMENT

BETWEEN

TPS DELL, LLC

AND

ASSOCIATED ELECTRIC COOPERATIVE, INC.

June 10, 2005

i

EXHIBITS

Exhibit A	Special Warranty Deed
Exhibit B	Quitclaim Deed
Exhibit C	Form Bill of Sale
Exhibit D	Form of Assignment and Assumption Agreement
Exhibit E	Seller’s Closing Certificate
Exhibit F	Buyer’s Closing Certificate

SCHEDULES

Schedule 1.1(a)	Real Property
Schedule 1.1(b)	Electric Generating Equipment
Schedule 1.1(c)	Tangible Personal Property Owned or Leased by Seller
Schedule 1.1(d)	Intellectual property
Schedule 1.1(e)	Assumed Contracts
Schedule 1.1(g)	License Agreements, Computer Software Programs and Databases Used or Held for Use in the Business
Schedule 1.1(h)	Permits/Rights Under Easement Agreements
Schedule 1.2	Excluded Assets
Schedule 1.5(b)	Seller’s Bank Account
Schedule 1.8	Allocation of Purchase Price
Schedule 3.4	Seller Litigation and Claims and Seller’s Knowledge
Schedule 3.7	Exceptions to Valid Title to Purchased Assets
Schedule 4.3(b)	Buyer Consents and Approvals
Schedule 4.5	Buyer Litigation and Claims and Buyer’s Knowledge
Schedule 5.7	Required Seller’s Consents and Approvals

ASSET PURCHASE AND SALE AGREEMENT

THIS ASSET PURCHASE AND SALE AGREEMENT (the “Agreement”) is made and entered into as of June 10, 2005, by and among TPS DELL, LLC, a Delaware limited liability company, (the “Seller”) and ASSOCIATED ELECTRIC COOPERATIVE, INC., a Missouri Electric Cooperative organized and existing under the laws of the State of Missouri (the “Buyer”). All Schedules and Exhibits referenced in this Agreement are attached hereto and incorporated herein by reference. For the purposes of this Agreement, the Seller and the Buyer are sometimes referred to individually as a “Party,” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, Seller is the owner of certain assets and real property used or held for use by Seller in connection with the construction of a combined cycle generating facility located in Dell, Arkansas (the “Dell Power Plant”);

WHEREAS, Seller, prior to the completion of construction, has suspended all construction activities of the Dell Power Plant;

WHEREAS, Buyer and its professional advisors have inspected and evaluated the assets and real property of the Seller; and

WHEREAS, Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, ON AN AS IS WHERE IS WITH ALL FAULTS BASIS, such assets, free of all liabilities and encumbrances except those set out herein, subject to the terms and conditions described in this Agreement.

NOW, THEREFORE, in consideration for the mutual promises and conditions contained herein, and such other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.1 Sale and Purchase of Assets and Real Property. Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined below) the Seller will sell, convey, assign, transfer and deliver to the Buyer, and the Buyer will purchase, acquire, accept and assume from the Seller, all right, title and interest of the Seller in and to all the assets, properties, rights and claims of the Seller, as listed herein (except as otherwise expressly set forth in Section 1.2 below), whether tangible or intangible, as the same shall exist at the Closing, free and clear of all Liens (as defined below) other than the Permitted Liens (as defined below) (collectively, the “Purchased Assets”). The Purchased Assets include, all right, title and interest of the Seller in and to the assets, properties, rights, contractual rights and claims in clauses (a) through (i) below:

(a) Subject to Permitted Liens marketable title to the fee interest in the real property upon which the Dell Power Plant is sited subject to easements and other restrictions of record or that an inspection or survey would reveal. In addition Seller will assign to Buyer by quitclaim deed its interest in all easements ( the “Easements”) and other interests in real property related to the Dell Power Plant, as described in Schedule 1.1(a) (the “Real Property”);

(b) the electric generating equipment and all parts, records and inventory associated therewith currently located at the Dell Power Plant, as described on Schedule 1.1(b);

(c) the computer equipment, servers, routers, communication and office equipment, furnishings, and other tangible personal property owned or leased by the Seller, currently located at the Dell Power Plant, as described on Schedule 1.1(c);

(d) to the extent transferable, the Intellectual Property (as defined below) identified in Schedule 1.1(d), the rights to sue for, and remedies against, present and future infringements thereof, and the rights of priority and protection of interest therein under applicable laws. For purposes hereof, the term “Intellectual Property” means all (i) patents and patent applications (including reissues, divisions, continuations-in-part), (ii) trademarks, trade names, service marks, trade dress and logos and registrations and applications for registration thereof (including the Marks), (iii) copyrights and registration thereof, and (iv) licenses of any of the foregoing.

(e) to the extent transferable, the rights and incidents of interest in and to all contracts and agreements and legally binding contractual rights of the Seller, whether written or oral, listed on Schedule 1.1(e) (collectively, the “Assumed Contracts”)

(f) other than as described on Schedule 1.2, all claims or causes of actions relating to the Purchased Assets and any counterclaims, set-offs or defenses the Seller may have with respect to the Assumed Liabilities (as defined below);

(g) to the extent transferable, the license agreements (not covered within the definition of Intellectual Property), computer software programs and databases used or held for use at the Dell Power Plant (except for those which are Excluded Assets) listed on Schedule 1.1(g);

(h) to the extent transferable, the permits, rights under the Easements, licenses, certificates, consents, approvals, waivers, authorizations and registrations issued to or held by the Seller in connection with the Dell Power Plant or with the Seller’s ownership or use of the Purchased Assets listed on Schedule 1.1(h), attached hereto (the “Permits”);

(i) all records, documents, books, contacts, supplier lists, work orders and purchase and change orders relating to ownership of the Purchased Assets (collectively, “Business Records”); (except to the extent relating to Excluded Assets and Excluded Contracts); provided, however, that to the extent any Business Records relate to both Purchased Assets and Excluded Assets, the Seller shall retain such Business Records. Notwithstanding the foregoing, Seller will furnish Buyer with copies of Business Records related to both Purchased Assets and Excluded Assets as Buyer may reasonably request and at Buyer’s expense.

Section 1.2 Excluded Assets. All other assets and interests of the Seller particularly described in Schedule 1.2 shall be deemed to be part of the “Excluded Assets.”

Section 1.3 Assumption of Liabilities. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller will assign and transfer to the Buyer, and the Buyer will accept and assume, and agree to pay, perform, discharge and satisfy, as and when due, and hold Seller harmless from same, only the following obligations and liabilities of the Seller and no others (collectively, the “Assumed Liabilities”):

(a) all executory obligations (and contractual liabilities relating thereto) of the Seller under the Assumed Contracts to the extent set forth therein or implied by operation of law that become performable on or after the Closing Date (as defined below);

(b) except as otherwise provided herein, all liabilities and obligations for Taxes related to the Purchased Assets, but solely to the extent attributable to periods on or after the Closing Date; and

(c) all other obligations and liabilities relating to the ownership or operation of the Purchased Assets by the Buyer or conduct of business by Buyer that arise out of or relate to an event, act or circumstance occurring on or after the Closing Date.

Section 1.4 Excluded Liabilities. Notwithstanding Section 1.3 above, the Assumed Liabilities shall not include, and the Buyer will not assume, directly or indirectly any liability of Seller whatsoever unless otherwise agreed to, and no such assumption of liability of Seller shall accrue to Buyer by operation of law or otherwise, or be otherwise obligated to pay, perform, discharge or satisfy, any of the following liabilities or obligations (collectively, the “Excluded Liabilities”):

(a) any liabilities or obligations of the Seller that the Buyer has not agreed to assume, including, without limitation, any contingent or unliquidated liabilities of the Seller;

(b) any liabilities or obligations of the Seller in respect of any Excluded Assets or other assets of the Seller that are not Purchased Assets;

(c) any liabilities or obligations of the Seller under this Agreement or any agreement executed in connection herewith; and

(d) except as otherwise provided herein, any liability or obligation for Taxes (including Seller’s state franchise and income Taxes) relating to the Purchased Assets attributable to any period prior to the Closing Date.

Section 1.5 Assumed Contracts. Buyer is only assuming those contracts expressly listed in Schedule 1.1(e) attached to this Agreement as Assumed Contracts. Buyer assumes any and all rights, obligations, and liabilities associated with the Assumed Contracts.

Section 1.6 Excluded Contracts. Any contracts not expressly assumed by Buyer and not listed in Schedule 1.1(e) as Assumed Contracts (collectively, the “Excluded Contracts”), remain the responsibility of Seller and any and all rights, obligations, and liabilities associated with the Excluded Contracts are not assumed by Buyer.

Section 1.7 Purchase Price.

(a) Subject to the terms of this Agreement and in reliance on the representations and warranties of Seller contained herein, the purchase price for the Purchased Assets shall be Seventy-five Million Dollars ($75,000,000.00) (the “Purchase Price”), as allocated on Schedule 1.8.

(b) On the Closing Date (as hereinafter defined), the Buyer shall pay to the Seller the Purchase Price by means of a wire transfer of immediately available U. S. funds to the account designated by the Seller in Schedule 1.7(b). At any time prior to the Closing Date, Seller shall have the right to change such account designation by providing written notice thereof to Buyer.

Section 1.8 Allocation of Purchase Price. The Buyer and the Seller acknowledge that pursuant to Section 1060(a) of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent the transactions contemplated by this Agreement constitute an applicable asset acquisition (as defined in Section 1060(c) of the Code), the Seller and the Buyer have agreed in writing to the allocation of the total consideration hereunder (including the Assumed Liabilities) among the Purchased Assets. The Buyer and the Seller shall file or cause to be filed IRS Form 8594 (Asset Acquisition Statement) for its taxable year that includes the Closing Date in a manner consistent with the allocation set forth on Schedule 1.8 (as so adjusted) and, except as set forth below relating to a revised allocation statement, shall not take any position on any Tax Return (as defined in Section 3.9) inconsistent with the allocation so provided. In the event that any adjustment is required to be made to the asset allocation set forth on Schedule 1.8 as a result of any purchase price adjustment for the Purchased Assets (including the Assumed Liabilities) or otherwise, the Parties agree to consult in good faith on such adjustment. The Seller and the Buyer further agree not to take any tax position inconsistent with such allocation in connection with (i) any examination of their respective Tax Returns or any refund claims; or (ii) any litigation, investigations or other proceedings involving any of their respective Tax Returns.

Section 1.9 Allocation of Taxes. Any sales, use, gross receipts, documentary, stamp, transfer or similar taxes that arise from and are due and payable in connection with or as a result of the consummation of the transactions contemplated by this Agreement shall be borne by the Buyer. The Buyer and the Seller shall cooperate to obtain and timely deliver any resale certificates or other certificates or similar documents available to receive an exemption from or relief under any such tax, and in the preparation and filing of any tax returns or other documentation required to be filed with respect to any such tax. In the event that any taxing authority determines that any such tax due is deficient, the deficient tax due, and any interest or penalty related thereto, shall be split equally between the Buyer and the Seller. All filing and recording fees for any instruments associated with the consummation of the transactions contemplated by this Agreement shall be borne by the Buyer. Any sales, use, gross receipts, documentary, recording, stamp, transfer or similar taxes that are due and payable as a result of the ownership and operation of the Purchased Assets prior to the Closing Date shall be the sole and exclusive obligation and responsibility of, and shall be paid by, the Seller. All ad valorem, property and similar taxes for the year on the Purchased Assets in which the Closing occurs relating to the Purchased Assets shall be pro-rated between the Buyer and the Seller as of the Closing Date based upon the ratio of the number of days in the applicable taxable year prior to (in the case of the Seller) or on or after (in the case of the Buyer) the Closing Date over the total number of days in such applicable year. If the Closing shall occur before such actual taxes for the then current year are known, the apportionment of the taxes shall initially be calculated upon the basis of taxes for the Purchased Assets for the immediately preceding year; provided, that if the taxes for the current year are thereafter determined to be more or less than the taxes for the preceding year (after any appeal of such taxes is concluded), the Buyer and the Seller shall promptly adjust the proration of such taxes accordingly, and the Buyer or the Seller, as applicable, shall pay to the other Party any amount required as a result of the adjustment. All special taxes or assessments prior to the end of the applicable taxable year in which the Closing occurs on the Purchased Assets shall be pro-rated as set forth in this Section 1.9. The Seller shall be entitled to any refunds or credits of taxes paid with respect to the Purchased Assets to the extent attributable to the period on or before the Closing Date, and the Buyer shall be entitled to any refunds or credits of taxes paid with respect to the Purchased Assets to the extent attributable to the period on or after the Closing Date. Any Party which appropriately pays any taxes, which are the obligation or responsibility of the other Party, shall be entitled to prompt reimbursement upon evidence of payment.

ARTICLE II

CLOSING

Section 2.1 Execution of Asset Purchase and Sale Agreement. The execution of this Agreement by the Buyer and Seller shall occur no later than June 10, 2005, or at such other time as the Seller and the Buyer shall agree (“Execution Date”).

Section 2.2 Closing. The purchase and sale of the Purchased Assets pursuant to this Agreement (the “Closing”) shall be consummated at the offices of TPS Dell, LLC, 702 N. Franklin Street, Plaza 9, Tampa, Florida 33601, no more than three (3) Business Days following satisfaction, or waiver in the waiving Party’s sole discretion, of the conditions to closing set forth in Articles VI and VII of this Agreement, but in no event later than August 15, 2005, or at such other time and place as the Seller and the Buyer shall agree (the “Closing Date”).

Section 2.3 The Seller’s Deliveries. At Closing, the Seller shall:

(a) deliver to Buyer the Special Warranty Deed and Quitclaim Deed substantially in the form of Exhibit “A” and Exhibit “B” attached hereto;

(b) join with the Buyer in the execution and acknowledgment of and deliver to Buyer a Bill of Sale and the Assignment and Assumption Agreement (collectively, the “Conveyance Documents”) each in substantially the form of Exhibits “C and D” attached hereto;

(c) deliver to the Buyer possession and occupancy of the Real Property;

(d) deliver to the Buyer a duly executed closing certificate in substantially the form of Exhibit “E” hereto, executed by a duly authorized officer of Seller, certifying as to the matters set forth therein;

(e) deliver to the Buyer a good standing certificate regarding Seller dated no earlier than ten (10) Business Days (as defined below) prior to the Closing Date from the office of the Secretary of State of the state of organization of Seller and other jurisdictions, if any, in which Seller is qualified to do business;

(f) deliver to the Buyer (or cause to be present at the Dell Power Plant) the Business Records relating to the Purchased Assets pursuant to Section 1.1(i) no later than ten (10) Business Days after the Closing Date;

(g) deliver to the Buyer physical possession of the Purchased Assets that are personal property; and

(h) execute and deliver any other agreements, documents, certificates or other instruments in a form reasonably satisfactory to Seller which are reasonably necessary to consummate the transactions contemplated by this Agreement and reasonably requested by the Buyer.

Section 2.4 The Buyer’s Deliveries. At Closing, the Buyer shall:

(a) pay to Seller the Purchase Price as set forth in Section 1.7;

(b) execute and deliver the Conveyance Documents;

(c) deliver to the Seller a duly executed closing certificate in substantially the form of Exhibit “F” hereto, executed by a duly authorized officer of the Buyer, certifying as to the matters set forth therein;

(d) deliver to the Seller a good standing certificate regarding the Buyer dated no earlier than three (3) Business Days (as defined below) prior to the Closing Date from the office of the Secretary of State of the state of incorporation of the Buyer and other jurisdictions, if any, in which the Buyer is qualified to do business; and

(e) execute and deliver any other agreements, documents, certificates or other instruments reasonably necessary to consummate the transactions contemplated by this Agreement and reasonably requested by the Seller.

Section 2.5 Closing Costs. The Seller shall pay the fees of any counsel representing it in connection with this transaction. The Buyer shall (a) pay the fees of any counsel representing the Buyer in connection with this transaction and (b) the cost of all inspections, tests and due diligence conducted by the Buyer or the Buyer’s representatives. Except to the extent otherwise specifically set forth in this Agreement, all other costs and expenses incident to this transaction and the closing thereof shall be paid by the Party incurring same.

Section 2.6 Risk of Loss. The risk of loss, casualty, damage, impairment, confiscation, or condemnation of the Purchased Assets, or any part thereof, regardless of the cause, shall be on Seller until the Closing Date, unless such loss, casualty, damage, impairment, confiscation or condemnation of the Purchased Assets is caused by Buyer, in which case the risk of loss shall be borne by Buyer. However, if there is any loss, casualty, damage, impairment, confiscation, or condemnation of the Purchased Assets or any part thereof not caused by Buyer and in an amount or value of greater than ten percent (10%) of the Purchase Price, then Buyer shall have the option of canceling or enforcing this Agreement. If Buyer chooses to enforce this Agreement, Buyer shall be entitled to proceeds of, or any claim for any loss payable under Seller’s insurance policy, judgment or award from any insurance covering the damaged Purchased Assets and continue to perform under this Agreement. Further, if a third-party (other than Buyer) caused the loss, casualty, damage, impairment, confiscation, or condemnation to the Purchased Assets, Buyer, if it enforces this Agreement, is entitled to any claims for damage against said third-party.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Seller represents and warrants to the Buyer as of the date hereof and as of the Closing Date that, except as set forth on the disclosure schedule delivered to the Buyer on the date hereof (the “Seller’s Disclosure Schedule”):

Section 3.1 Organization and Good Standing of the Seller. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power, right and authority to own and lease the properties and assets it currently owns and leases and to carry on its business as such business is currently being conducted. Seller is duly qualified or licensed to do business as a foreign corporation in jurisdictions wherein the nature of its activities or of its properties owned or leased makes such qualification necessary and where the failure to be so qualified or licensed would reasonably be expected to result in a material adverse affect upon the assets, properties, business, results of operations, financial condition or prospects of the Purchased Assets, individually or in the aggregate, or upon consummation of the transactions contemplated herein (a “Material Adverse Effect”).

Section 3.2 Authorization. Seller has the power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and each of the agreements attached as an exhibit hereto (collectively, the “Ancillary Agreements”) will be duly executed and delivered by Seller at the Closing and, assuming this Agreement has been duly authorized, executed and delivered by the Buyer and the Ancillary Agreements will be duly executed and delivered by the Buyer at the Closing, constitute valid and binding agreements of Seller in accordance with their terms, except that (a) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limited to creditors’ rights generally, and (b) enforcement of this Agreement, including, among other things, the remedy of specific performance and injunctive and other forms of equitable relief, may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 3.3 Consents and Approvals; No Violations. Neither the execution and delivery of this Agreement nor the execution and delivery of the Ancillary Agreements by the Seller at the Closing nor the consummation by the Seller of the transactions contemplated hereby or thereby will (a) violate or result in any breach of any provision of the by-laws or similar governing documents of Seller, (b) result in the violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or require any consent under, (except as may be set forth elsewhere herein), any indenture, license, contract, agreement or other instrument or obligation relating to the Purchased Assets to which Seller is a party or by which any of the Purchased Assets is bound, except for such violations or breaches as would not reasonably be expected to have a Material Adverse Effect, or (c) violate any statute, rule, regulation, ordinance, order, decision or decree of any Governmental Entity (including, without limitation, any such law, rule, regulation, ordinance, order, decision or decree concerning the conservation of natural resources) (collectively, “Laws” and, individually, a “Law”) applicable to the Seller and relating to the Purchased Assets, except for such violations as would not reasonably be expected to have a Material Adverse Effect. For the purposes hereof, “Governmental Entity” means any national, federal, regional, state, local or other governmental agency, authority, administrative agency, regulatory body, commission, instrumentality, court, or arbitral tribunal, including any multinational authority having governmental or quasi-governmental powers.

Section 3.4 Litigation and Claims. Except as disclosed on Schedule 3.4, no claim, demand, filing, hearing, notice of violation, proceeding, notice or demand letter, administrative proceeding, civil, criminal or other action, suit or other legal proceeding is pending, or to the Seller’s knowledge, threatened against Seller relating to or resulting from or affecting the ownership or operation of the Purchased Assets or that would reasonably be expected to result in (i) a material diminution in the Seller’s ability to perform its obligations and consummate the transactions contemplated hereby, or (ii) a material claim against Buyer or any of their Affiliates for damages as a result of the Seller entering into this Agreement or any of the Ancillary Agreements or consummation of the transactions contemplated hereby and thereby. Except as disclosed on Schedule 3.4, no notice from any Governmental Entity or any other person has been received by the Seller as to any claim, demand, filing, hearing, notice of violation, proceeding, notice or demand letter, administrative proceeding, action, civil, criminal or other suit or other legal proceeding against the Seller claiming any violation of any Law or claiming against the Seller any breach of any contract or agreement with any third party that would reasonably be expected to result in a material diminution in the Seller’s ability to perform its obligations and consummate the transactions contemplated hereby. “Seller’s Knowledge” shall mean the actual knowledge, after reasonable inquiry, of those individuals identified on Schedule 3.4.

Section 3.5 Compliance With Laws. The activities and operations of the Seller relating to the Purchased Assets have been and are currently being conducted in all material respects in compliance with all Laws applicable to the Seller and related to the Purchased Assets or by which the Purchased Assets are bound. Notwithstanding the foregoing, Seller makes no representation or warranty regarding compliance with laws to the extent the Purchased Assets are operating as a gas-fired, combined cycle generating facility.

Section 3.6 Tax Matters.

(a) No Taxes of the Seller or any member of an affiliated group are due or will become due to any state or other taxing authority for which Buyer could have liability except as otherwise specifically provided in this Agreement.

(b) Neither Seller nor any member of an affiliated group of which the Seller is or was a member has received notice of any deficiency or assessment from any federal, state or local authority with respect to any liability for Taxes attributable to the Purchased Assets. No administrative, judicial or other proceeding is presently pending with respect to any Taxes attributable to the Purchased Assets or Tax Returns of the Seller or any member of an affiliated group of which the Seller are or was a member or otherwise which relate to such Taxes attributable to the Purchased Assets.

(c) There are no liens for Taxes upon the Purchased Assets, except for liens for Taxes not yet due.

(d) None of the Purchased Assets transferred pursuant to this Agreement is property that the Seller or any party to the transactions contemplated hereby is or will be required to treat as being owned by another person pursuant to the provisions of Section 168(f) of the Code (as in effect prior to the amendment by the Tax Reform Act of 1986) or is “tax-exempt use property” within the meaning of Section 168 of the Code.

The term “Taxes” shall mean any income, transfer, gains, gross receipts, excise, inventory, property (real, personal or intangible), sales, use, license, withholding, payroll, employment, capital stock and franchise or other similar taxes, imposed by the United States, or any state, local or foreign government or subdivision or agency thereof, whether computed on a consolidated, unitary, combined or any other basis, and including any interests, penalties, or additional tax related thereto, but excluding transfer Taxes. The term “Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto.

Section 3.7 Title to Purchased Assets. Except as set forth in Schedule 3.7 and except for the Easements, Seller has good, valid and marketable title to the Purchased Assets, free and clear of any lien, mortgage, pledge, hypothecation, right of others, claim, security interest, encumbrance, lease, sublease, license, interest, option, charge or other restriction or limitation of any nature whatsoever (a “Lien”) other than Permitted Liens (as defined below). The delivery to the Buyer of the Conveyance Documents of ownership contemplated by this Agreement will vest the Buyer with all of the Seller’s ownership or leasehold interest in each of the Purchased Assets. For purposes of this Agreement, the term “Permitted Liens” means; (a) Liens for current Taxes not yet due and payable; (b) any easement or restriction on the Real Property; (c) any state of facts shown on a survey of the Real Property; (d) those matters specifically set forth on Schedule 3.7; (e) all laws, ordinances, rules and regulations of Governmental Authority having jurisdiction over the Purchased Assets, as the same may now exist or may be hereafter modified, supplemented or promulgated; (f) all presently existing and future liens of real estate taxes or assessments and water rates, water meter charges, water frontage charges and sewer taxes, rents and charges, if any, provided that such items are not yet due and payable and are apportioned as provided in this Agreement;

(g) all violations of laws, ordinances, orders, requirements or regulations of any Governmental Authority, applicable to the Property whether or not noted in the records of or issued by, any Governmental Authority, existing on the Closing Date; (h) minor variations between the tax lot lines and the description of the Real Property set forth on Exhibit A or Exhibit B; and (i) all utility easements of record.

Section 3.8 Disclosure Schedule. Notwithstanding anything above to the contrary, although any portion of the Seller’s Disclosure Schedule may specifically refer to the section of this Agreement to which the disclosure information set forth therein is responsive, all information shall be deemed to have been disclosed with respect to every representation and warranty to which its relevance is reasonably applicable from the context, regardless of the individual section to which a section of the Seller’s Disclosure Schedule actually refers. All capitalized terms used in the Seller’s Disclosure Schedule and not otherwise defined therein shall have the same meanings as are ascribed to such terms in this Agreement.

Section 3.9 Disclaimer of Representations and Warranties. EXCEPT AS SPECIFICALLY PROVIDED IN THIS ARTICLE III, NEITHER THE SELLER NOR ANY OF ITS AGENTS, ATTORNEYS OR AFFILIATES MAKE ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER WITH REGARD TO THE PURCHASED ASSETS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BUYER UNDERSTANDS AND AGREES THAT THE SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS AND WARRANTIES WITH REGARD TO LIABILITIES, OPERATION OF THE PURCHASED ASSETS, INCLUDING THE CONDITION, VALUE, QUALITY AND PROSPECTS OF THE PURCHASED ASSETS, CONDITION (FINANCIAL OR OTHERWISE), OR PROSPECTS OF SELLER AND ITS AFFILIATES, RISKS ASSOCIATED WITH THE PURCHASED ASSETS AND ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE PURCHASED ASSETS AND THE OR ANY PART THEREOF.

Section 3.10 Purchased Assets

(a) Seller warrants that the equipment, spare parts and other materials listed on Schedule 3.10 shall be delivered by Seller to the Dell Power Plant no later than twelve (12) months after the date hereof. If the equipment, spare parts and other materials listed in schedule 3.10 have not been delivered by Seller to the Dell Power Plant within twelve (12) months from the date hereof, then Seller will, at its expense, replace the same with materials of equal quality.

(b) Other than the equipment, spare parts and other materials listed on Schedule 3.10 as set forth above, Buyer hereby acknowledges and agrees that as of the date hereof all of the Purchased Assets are present (on an as is, where is and with all faults basis) at the Dell Power Plant or are otherwise accounted for and Buyer further waives any right it may have now or in the future to make any claims against Seller, or any of Seller’s affiliates, that any of the Purchased Assets, or portions thereof, are missing or have been removed from the Dell Power Plant or are otherwise unaccounted for.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller as of the date hereof and as of the Closing Date that, except as set forth on the disclosure schedule delivered to the Seller on the date hereof (the “Buyer Disclosure Schedule”):

Section 4.1 Organization and Good Standing. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri, with full corporate power, right and authority to own and lease the properties and assets it currently owns and leases and to carry on its business as such business is currently being conducted and to purchase the Purchased Assets and otherwise consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 4.2 Authorization of Agreement. This Agreement has been duly executed and delivered by the Buyer. The Buyer has the full corporate power and authority to enter into this Agreement, and the other agreements and instruments to be executed and delivered by the Buyer at the Closing in connection with the transactions contemplated hereunder, to make the representations, warranties, covenants and agreements made herein and to consummate the transactions and perform its obligations contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other agreements and instruments to be executed and delivered by the Buyer at the Closing in connection with the transactions contemplated hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of the Buyer.

Section 4.3 No Conflict; No Consents or Approvals.

(a) The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not (x) violate or result in a breach of any provision of the articles of incorporation, bylaws or similar governing documents of the Buyer, (y) violate any law, rule, regulation, ordinance, order, writ, injunction, judgment or decree applicable to the Buyer or by which any of its properties or assets may be bound or affected, or (z) violate, effect acceleration of, or result in termination, cancellation or modification of any agreement, indenture, instrument, permit, license, lease, contract or other undertaking to which the Buyer is a party or by which the Buyer or its assets are bound.

(b) Except as described on Schedule 4.3(b), the Buyer is not required to submit any notice, report or other filing with, or obtain any waiver, consent, approval or authorization of, (i) any Governmental Entity, or (ii) any person or entity other than a Governmental Entity, in connection with the execution, delivery or performance of this Agreement by the Buyer and the consummation of the transactions contemplated hereby.

Section 4.4 Enforceability. This Agreement constitutes the valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditor’s rights generally and general principles of equity.

Section 4.5 Litigation and Claims. Except as disclosed on Schedule 4.5, no claim, demand, filing, hearing, notice of violation, proceeding, notice or demand letter, administrative proceeding, civil, criminal or other suit or other legal proceeding is pending or, to the Buyer’s Knowledge, threatened against the Buyer that would reasonably be expected to result in (i) a material diminution in the Buyer’s ability to perform its obligations and consummate the transactions contemplated hereby, or (ii) a claim against Seller or any of their Affiliates for damages as a result of the Buyer entering into this Agreement or any of the Ancillary Agreements or consummation of the transactions contemplated hereby and thereby. Except as disclosed on Schedule 4.5, no notice from any Governmental Entity or any other person has been received by the Buyer as to any claim, demand, filing, hearing, notice of violation, proceeding, notice or demand letter, administrative proceeding, action, civil, criminal or other suit or other legal proceeding against the Buyer claiming any violation of any Law or claiming against the Buyer any breach of any contract or agreement with any third party that would reasonably be expected to result in a material diminution in the Buyer’s ability to perform its obligations and consummate the transactions contemplated hereby. “Buyer’s Knowledge” shall mean the actual knowledge, after reasonable inquiry of those individuals identified in Schedule 4.5.

Section 4.6 Due Diligence. Buyer has completed its due diligence review of the Seller and the Purchased Assets, and such investigation is satisfactory to the Buyer in its sole discretion.

Section 4.7 Brokers. The Buyer has not employed, directly or indirectly for its benefit, any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finders’ fees, and no broker or finder has acted directly or indirectly for the Buyer in connection with this Agreement or the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS

Section 5.1 General. The Buyer and the Seller will each use their respective reasonable efforts to take all actions and to do all things necessary or advisable (determined in that Party’s reasonable discretion) in order to consummate and make effective the purchase and sale of the Purchased Assets contemplated by this Agreement, including satisfaction of the closing conditions.

Section 5.2 GENERAL DISCLAIMER. THE BUYER AND SELLER AGREE THAT THE SALE OF THE PURCHASED ASSETS HEREUNDER IS AND WILL BE MADE ON AN “AS IS”, “WHERE IS,” AND “WITH ALL FAULTS” BASIS, AND, EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE III ABOVE, WITHOUT ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS, IMPLIED OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY CONCERNING THE PHYSICAL CONDITION OF THE PURCHASED ASSETS (INCLUDING THE CONDITION OF THE SOIL), THE ENVIRONMENTAL CONDITION OF THE PURCHASED ASSETS (INCLUDING THE PRESENCE OR ABSENCE OF HAZARDOUS SUBSTANCES ON OR AFFECTING THE PURCHASED ASSETS), THE COMPLIANCE OF THE REAL PROPERTY WITH APPLICABLE LAWS AND REGULATIONS (INCLUDING ZONING AND BUILDING CODES OR THE STATUS OF DEVELOPMENT OR USE RIGHTS RESPECTING ANY OF THE PURCHASED ASSETS) OR ANY OTHER REPRESENTATION OR WARRANTY RESPECTING ANY INCOME, EXPENSES, CHARGES, LIENS OR ENCUMBRANCES, RIGHTS OR CLAIMS ON, AFFECTING OR PERTAINING TO THE PURCHASED ASSETS OR ANY PART THEREOF. THE BUYER AGREES THAT IT IS ACQUIRING THE PROPERTY SOLELY ON THE BASIS OF ITS OWN PHYSICAL AND FINANCIAL EXAMINATIONS, REVIEWS AND INSPECTIONS AND THE TITLE INSURANCE PROTECTION AFFORDED BY ANY TITLE INSURANCE THAT BUYER MAY PURCHASE.

Section 5.3 NO SALE OF BUSINESS. SELLER AND BUYER AGREE THAT THIS AGREEMENT CONSTITUTES A SALE OF THE PURCHASED ASSETS THAT ARE LISTED HEREIN IN THIS AGREEMENT ONLY AND BY NO MEANS WHATSOEVER DOES THIS AGREEMENT CONSTITUTE A PURCHASE OR SALE OF SELLER’S BUSINESS OR ANY ONGOING BUSINESS.

Section 5.4 Operation of the Purchased Assets Prior to the Closing Date.

Except with the prior written consent of the Buyer, from and after the date hereof to the Closing Date:

(a) The Seller shall not sell, transfer, dispose of or abandon any portion of the Purchased Assets other than in the ordinary course of business and consistent with past practices;

(b) The Seller shall not permit any of the Purchased Assets to become subject to any Lien, other than Permitted Liens without the written consent of Buyer, such consent not to be unreasonably withheld;

(c) The Seller shall not terminate, or make any modification or amendment that would reasonably be expected to materially decrease the value of the Assumed Contracts, or Permits, or waive or accelerate, or assign to any third party, any of its rights thereunder;

(d) The Seller shall maintain and keep all tangible Purchased Assets in a manner consistent with past practice (since the cessation of construction); and

(e) Subject to the other provisions hereof, Seller shall continue to maintain, and administer the Purchased Assets, or shall cause the Purchased Assets to be maintained and administered, consistent with past practices (since the cessation of construction) and in substantial compliance with all applicable Laws and Permits and the requirements of this Agreement.

Section 5.5 Permits. The Seller agrees to make commercially reasonable efforts to keep in full force and effect, and to make prompt application for Bill of Sale or transfer of, the Permits (effective with the conveyance of the Purchased Assets to the Buyer) to the Buyer. The Buyer shall cooperate with the Seller as may be reasonably required in connection with the foregoing.

Section 5.6 Access. (a) On and prior to the Closing Date, the Seller will permit the Buyer’s officers, employees, agents and advisors to have reasonable access to the Purchased Assets, the physical and operational books and records of the Purchased Assets (including Permit and compliance records) and to meet with the officers and employees of the Seller (so long as such access occurs during normal business hours and does not unreasonably interfere with the Seller’s activities) for all purposes consistent with this Agreement (including the conduct of any environmental, safety or real property audit or inspection). The Buyer agrees to maintain the confidentiality of all such information. THE BUYER AGREES TO INDEMNIFY, DEFEND AND HOLD THE SELLER HARMLESS FROM AND AGAINST ANY LOSS, LIABILITY, COST, DAMAGE OR EXPENSE (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES, REASONABLE ACCOUNTANTS’ FEES, COURT COSTS AND INTEREST) RESULTING FROM DEATH, PERSONAL INJURY OR DAMAGE TO PHYSICAL PROPERTY CAUSED BY THE NEGLIGENCE, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH PARTY IN CONNECTION WITH SUCH INSPECTION AND EXAMINATION, ALL IN ACCORDANCE WITH ARTICLE IX. THE INDEMNIFICATION AND RESTORATION PROVISIONS OF THIS SECTION 5.6 SHALL SURVIVE THE TERMINATION OR EXPIRATION OF THIS AGREEMENT, AS IF THIS SECTION 5.6 WERE A SEPARATE AGREEMENT ENTERED INTO BY THE SELLER AND THE BUYER FOR GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED AND CONFESSED BY THE SELLER AND THE BUYER. THE PARTIES AGREE THAT THIS SECTION CONSTITUTES A CONSPICUOUS LEGEND.

(b) In the event that no purchase occurs hereunder, Buyer shall restore any physical damage caused by any inspection so that the physical condition of the items set forth in Section 5.6 (a) above is the same as existed prior to the exercise of Buyer’s inspection rights.

Section 5.7 Seller’s Consents and Approvals. The Seller shall use commercially reasonable efforts to obtain, in a timely manner, the consents and approvals as set forth in Schedule 5.7, but shall not be obligated to make any payment to any such party in consideration of any such consent. The Seller agrees to promptly notify the Buyer in the event that the Seller is unable to obtain any such required consents or approvals.

Section 5.8 Notification of Developments. Each Party shall give prompt written notice to the other of any development of which they have knowledge prior to Closing which would alter, not be in compliance with, or result in a breach of, any of the representations, warranties, covenants or agreements of such Party in this Agreement, including any Schedule or Exhibit hereto. No disclosure by a Party pursuant to this Section 5.8, however, shall be deemed to amend or supplement any Schedule in this Agreement or to amend or cure any misrepresentation, breach of warranty, breach of covenant or breach of this Agreement.

Section 5.9 Proration of Payables and Receivables.

(a) The parties hereby acknowledge that (i) all accounts receivable, if any, relating to goods or services provided by the Seller prior to the Closing Date, all security or other deposits made by the Seller which are not part of the Purchased Assets shall belong to the Seller (and shall be included in the Excluded Assets); (ii) all accounts payable, if any, relating to goods or services received by the Seller prior to the Closing Date shall be the responsibility of the Seller (and shall be included in the Excluded Liabilities); (iii) all accounts receivable relating to goods or services provided by the Buyer on or after the Closing Date shall be the Buyer’s accounts receivable (and shall be included in the Purchased Assets); and (iv) all accounts payable relating to goods or services received by the Buyer on or after the Closing Date shall be the responsibility of the Buyer (and shall be included in the Assumed Liabilities). All accounts receivable and payable shall be prorated as of the Closing Date in accordance with this Section 5.9. To facilitate the proration of such accounts receivable and payable, the Parties agree to use their commercially reasonable efforts and to share such billing and other information determined reasonably necessary to compute the prorated amounts of accounts receivable and payable as of the Closing Date attributable to the Seller, on the one hand, and the Buyer, on the other hand. The Parties shall use their commercially reasonable efforts and agree to cooperate with each other to compute the pro-rated amounts no later than sixty (60) days after the Closing Date. Once the prorated amounts have been computed, the Seller, on the one hand, and the Buyer, on the other hand, shall pay to each other the necessary amounts to prorate the accounts receivable and payable as of the Closing Date. All such payments shall be made to the respective parties as soon as reasonably practicable, but no later than on or before sixty (60) days after final computation of the prorated amounts.

(b) To the extent that Buyer receives funds to which Seller is entitled, Buyer shall promptly deliver such funds to Seller. To the extent that any Seller receives any funds to which Buyer is entitled, Seller shall promptly deliver such funds to Buyer. If any Party pays any account payable that is properly borne by another Party, the Party responsible for such account payable shall promptly reimburse the Party who made such payment. The obligations of Buyer and Seller hereunder shall be performed without any right of counterclaim or setoff.

Section 5.10 Preservation of Books and Records. For a period of not less than seven (7) years from the Closing Date, unless otherwise required by applicable statute or law, each of the Parties hereto will preserve and maintain, and will cause its Affiliates or designees to preserve and maintain, the Business Records in its possession relating to the Purchased Assets and will make such books and records available to each other upon reasonable notice at reasonable times during regular office hours, it being understood that the Parties shall be entitled to make copies of any such books and records, at their own expense, as they shall deem necessary for purposes of making such books and records available to appropriate taxing authorities or for any other proper corporate purposes that are not inconsistent with the representations, warranties and covenants contained herein.

Section 5.11 Buyer’s Consents and Approvals. Buyer shall use commercially reasonable efforts to obtain, in a timely manner, the consents and approvals as set forth in Schedule 4.3(b). The Buyer shall promptly notify the Seller in the event that the Buyer is unable to obtain, any such required consents or approvals. Notwithstanding the foregoing, the Buyer shall submit all of the required documentation, in its entirety, to the Rural Utilities Service for approval of this Agreement no later than five (5) Business Days after the Execution Date.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF SELLER

The obligations of the Seller to be performed at Closing are subject to the fulfillment, before or at Closing, of each of the following conditions, each of which may be waived by the Seller in its sole discretion, but only in writing:

Section 6.1 Representations and Warranties. The representations and warranties of the Buyer set forth in this Agreement that are qualified as to materiality shall be true and correct and each of such representations and warranties that is not so qualified shall be true and correct, in all material respects, on the date of this Agreement and as of the Closing Date.

Section 6.2 Compliance. The Buyer shall have performed and complied in all material respects with each of the covenants and conditions required by this Agreement of which performance or compliance is required prior to or at Closing.

Section 6.3 No Pending Suits. At the Closing Date, no suit, action or other proceeding shall be pending or noticed before any court or Governmental Entity in which it is sought to restrain or prohibit the performance of or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated by this Agreement or which might reasonably be expected to result in claims for damages against the Seller as a result thereof.

Section 6.4 Ancillary Agreements. The Buyer shall have executed and delivered the Ancillary Agreements to which it is party.

Section 6.5 Proceedings and Documents. All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments, and documents mentioned herein or incident to any such transaction shall be reasonably satisfactory in form and substance to the Seller and their counsel.

Section 6.6 HSR Approval. The Parties shall have received Hart Scott Rodino Antitrust Act approval either in writing by an early termination letter or by the passage of time without objection, and any other government or regulation approvals required to be obtained prior to Closing.

ARTICLE VII

CONDITIONS TO OBLIGATIONS OF THE BUYER

The obligations of the Buyer to be performed at Closing are subject to the fulfillment, before or at Closing, of each of the following conditions, each of which may be waived by the Buyer in its sole discretion, but only in writing:

Section 7.1 Representations and Warranties. The representations and warranties of the Seller under this Agreement that are qualified as to materiality shall be true and correct and each of such representations and warranties and documents and instruments that is so qualified shall be true and correct, in all material respects, on the date of this Agreement and as of the Closing Date.

Section 7.2 Performance. The Seller shall have performed and complied in all material respects with each of the covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing.

Section 7.3 No Pending Suits. At the Closing Date, no suit, action or other proceeding shall be pending or noticed before any court or Governmental Entity in which it is sought to restrain or prohibit the performance of or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated by this Agreement or which might reasonably be expected to result in claims for damages against the Buyer as a result thereof.

Section 7.4 Consents, Renewals and Approvals. By the Closing Date, the Seller shall have obtained or caused to be obtained those consents listed on Schedule 7.4 and all other consents for Assumed Contracts (if such consent is not waived by Buyer) which, individually or in the aggregate, are material to the Business.

Section 7.5 RUS Approvals. Buyer shall have received RUS approval either in writing or by the passage of time without objection.

Section 7.6 Proceedings and Documents. All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments, and documents mentioned herein or incident to any such transaction shall be reasonably satisfactory in form and substance to the Buyer and its counsel.

Section 7.7 HSR Approval. The Parties shall have received Hart Scott Rodino Antitrust Act approval either in writing by an early termination letter or by the passage of time without objection, and any other government or regulation approvals required to be obtained prior to Closing.

ARTICLE VIII

TERMINATION

Section 8.1 Termination At or Prior to Closing. Subject to the provisions of this Article VIII, this Agreement may, by the giving of written notice at or prior to the Closing by the Party having the right to give such notice, be terminated and abandoned:

(a) By mutual written consent of the Parties;

(b) By either Seller or Buyer if a material default or breach shall be made by the other with respect to the due and timely performance of any of its representations, warranties, covenants and agreements contained herein, and such default is not promptly cured and has not been waived;

(c) By the Buyer in the event that all consents listed on Schedule 7.4 and all other consents for Assumed Contracts (if such consent is not waived by Buyer) which, individually or in the aggregate, are material to the Purchased Assets have not been received by the Closing Date;

(d) By the Buyer if all of the conditions set forth in Article VII shall not have been satisfied on or before August 15, 2005, other than through failure of the Buyer to comply with its obligations hereunder, or shall not have been waived by it on or before such date; or by the Seller, if all of the conditions set forth in Article VI shall not have been satisfied on or before August 15, 2005, other than through failure of the Seller to comply with their obligations hereunder, or shall not have been waived by it on or before such dates;

Section 8.2 Effect of Termination. In the event that Closing does not occur as a result of either Party exercising its right to terminate pursuant to Section 8.1, then neither Party shall have any further rights or obligations under this Agreement, except that (i) nothing herein shall relieve either Party from any liability for any willful breach hereof and (ii) each Party’s indemnification and confidentiality obligations under Section 5.6 and the provisions in Sections 8.2, 9.2, 9.3, 10.2 and 10.9 shall survive any such termination.

ARTICLE IX

INDEMNIFICATION

Section 9.1 Exclusive Remedy. Except as provided in Section 1.9 and except for intentional fraud, (a) Seller and Buyer acknowledge that the indemnification provisions contained in this Article IX shall be the exclusive remedy of both Seller and Buyer for any money damages arising out of or in connection with this Agreement, and (b) such indemnification provisions are exclusive and in lieu of any and all other rights and remedies for money damages which each of Seller, on the one hand, and the Buyer on the other hand, may have under this Agreement or under applicable Law with respect to any claim (including any Indemnifiable Claim), whether at common law or in equity.

Section 9.2 (a) Indemnification By the Buyer. The Buyer shall indemnify, defend, and hold harmless the Seller, its officers, directors, employees, agents, representatives, affiliates, subsidiaries, successors and assigns (collectively, the “Seller Indemnitees”) from and against any and all payments, charges, judgments, assessments, liabilities, obligations, claims, demands, actions, losses, damages, penalties or fines made or imposed against either of the Parties or any of the Seller Indemnitees by a third party, and any and all reasonable costs and expenses paid or incurred by either of the Parties or any of the Seller Indemnitees (including reasonable attorneys’ fees, costs, fees of experts and any legal or other expenses reasonably incurred in connection therewith) (“Liabilities”) arising out of: (i) the breach of any of the representations or warranties of the Buyer contained in Article IV of this Agreement; or (ii) the material breach of any covenants or agreements of the Buyer contained in this Agreement; or (iii) the Assumed Liabilities; or (iv) the Assumed Contracts; or (v) any and all actions, suits, proceedings, claims, demands, assessments, judgments, reasonable costs and expenses, including, without limitation, reasonable legal fees and expenses, incident to any of the foregoing, or in enforcing this indemnity provided, however that the Buyer shall have no obligation to indemnify any of the Seller Indemnitees (collectively “Seller Claims”) with respect to any matter to the extent the Seller is indemnifying the Buyer with respect thereto pursuant to Section 9.3.

(b) The aggregate cumulative damages for which the Buyer shall be liable to Seller Indemnitees for Seller Claims shall not exceed five percent (5%) of the Purchase Price.

Section 9.3 (a) Indemnification By the Seller. The Seller shall indemnify, defend and hold harmless the Buyer, its officers, directors, employees, agents, representatives, affiliates, subsidiaries, successors and assigns (collectively, the “Buyer Indemnitees”) from and against any and all payments, charges, judgments, assessments, liabilities, obligations, claims, demands, actions, losses, damages, penalties or fines made or imposed against either of the Parties or any of the Buyer Indemnitees by a third party, and any and all reasonable costs and expenses paid or incurred by either of the Parties or any of the

Buyer Indemnitees (including reasonable attorneys’ fees, costs, fees of experts and any legal or other expenses reasonably incurred in connection therewith) (“Liabilities”) arising out of: (i) the breach of any of the representations, warranties of the Seller contained in Article III of this Agreement; or (ii) the material breach of any covenants or agreements of the Seller contained in this Agreement; or (iii) the Excluded Liabilities; or (iv) the Excluded Contracts; or (v) noncompliance with bulk sales laws or similar laws of any state or other jurisdiction or (vi) any and all actions, suits, proceedings, claims, demands, assessments, judgments, reasonable costs and expenses, including, without limitation, reasonable legal fees and expenses, incident to any of the foregoing, or in enforcing this indemnity (collectively “Buyer Claims”) provided, however that the Seller shall have no obligation to indemnify any of the Buyer Indemnitees with respect to any matter to the extent the Buyer is indemnifying the Seller with respect thereto pursuant to Section 9.2.

(b) The aggregate cumulative damages for which the Seller shall be liable to Buyer Indemnitees for Buyer Claims shall not exceed five percent (5%) of the Purchase Price.

Section 9.4 Limitation on Damages. Neither the Seller nor the Buyer shall be liable for any punitive, incidental, indirect, special, or consequential damages resulting from or arising out of any Buyer Claims or Seller Claims, respectively, including damages for lost revenues, income, profits, or any other damage or loss resulting from the disruption to or loss of operation of the Purchased Assets except to the extent due on any third party claim.

Section 9.5 Notice of Claim and Opportunity to Defend.

(a) For purposes of this Article IX, the term “Indemnifying Party” when used in connection with a particular claim for indemnification under this Article IX shall mean the Party having an obligation to indemnify the other Party with respect to such claim pursuant to this Article IX, and the term “Indemnified Party” when used in connection with a particular claim for indemnification under this Article IX shall mean the Party having the right to be indemnified with respect to such claim by the other Party pursuant to this Article IX.

(b) Each Party agrees that promptly after it becomes aware of facts giving rise to a claim by it for indemnification pursuant to this Article IX, such Party will provide notice thereof, in writing to the other Party (a “Claim Notice”) specifying the nature and specific basis for such claim, and, to the extent feasible, the estimated amount of damages attributable thereto, and a copy of all papers served with respect to such claim (if any). For purposes of this Section 9.5, receipt by a Party of written notice of any demand, assertion, claim, action or proceeding (judicial, administrative or otherwise) by or from any person or entity other than a Party to this Agreement that gives rise to a claim on behalf of such Party shall constitute the discovery of facts giving rise to a claim by it and shall require prompt notice of the receipt of such matter as provided in the first sentence of this Section 9.5(b). The failure of an Indemnified Party to send a Claim Notice shall not relieve the Indemnifying Party from liability hereunder with respect to such claim except to the extent, and only to the extent, such failure prejudiced the Indemnifying Party.

(c) In the event that any Liabilities are incurred by, asserted against, or sought to be collected from, an Indemnified Party, the Indemnified Party shall provide a Claim Notice to the Indemnifying Party as soon as reasonably practicable but no later than thirty (30) days after the Indemnified Party’s discovery of the Liability. The Claim Notice shall state the facts known to the Indemnified Party that reasonably relate to the Liability. The Indemnifying Party shall have thirty (30) days from the personal delivery or receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party (i) whether or not it disputes the liability of the Indemnifying Party to the Indemnified Party under this Agreement with respect to the Liabilities and/or (ii) with respect to any third-party

Liabilities, whether or not it desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against the Liabilities; provided, however, that any Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party (and of which it shall have given reasonable notice and a reasonable opportunity to comment to the Indemnifying Party) and not prejudicial to the Indemnifying Party (as determined in the Indemnifying Party’s reasonable discretion), and the Indemnified Party shall recoup all the costs and fees associated with such filing from the Indemnifying Party. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against the third-party Liabilities, the Indemnifying Party shall have the right to defend all appropriate proceedings with counsel of its own choosing, which proceedings shall be promptly settled or prosecuted by them to a final conclusion. The Indemnifying Party is required, at all times, to vigorously and in good faith defend the interests of the Indemnified Party. If the Indemnified Party desires to participate in, but not control, any defense or settlement, it may do so at its sole cost and expense. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any third-party Liabilities that the Indemnifying Party elects to contest or, if appropriate and related to the claim in question, in making any counterclaim against the person asserting the third-party Liabilities, or any cross-complaint against any person. If demand for indemnity has been refused by the Indemnifying Party or the conduct of the Indemnifying Party does not constitute the timely defense in a good faith manner of the Indemnified Party as required by this Section 9.5(c), the Indemnified Party may control the defense at the sole cost and expense of the Indemnifying Party. No claim may be settled or otherwise compromised without the prior written consent of the Indemnifying Party; (such consent shall not be unreasonably withheld); provided, however, that the Indemnified Party may, in the Indemnified Party’s sole discretion, settle or compromise any claim which the Indemnifying Party has refused to defend and; provided further that any such settlement or compromise shall be on reasonable terms.

(d) The parties agree to treat all payments by the Seller pursuant to any claim made under this Article IX as an adjustment to the aggregate consideration paid hereunder.

(e) Nothing set forth in this Article IX shall limit either Party’s ability to avail itself of injunctive relief to compel performance of the other Party’s obligations hereunder (including without limitation performance of covenants and payment of the Purchase Price).

Section 9.6 Survival of Representations and Warranties. The representations and warranties given or made by the Seller in Article III of this Agreement and given or made by the Buyer in Article IV of this Agreement or in any certificate or other writing furnished in connection herewith shall survive the Closing for a period of six (6) months after the Closing Date and shall thereafter terminate and be of no further force or effect, except that all representations and warranties relating to Taxes and Tax Returns shall survive the Closing and shall not expire until the expiration of the applicable statute of limitations plus any extensions or waivers thereof.

ARTICLE X

MISCELLANEOUS

Section 10.1 Applicable Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York (except for New York General Obligation Law 5-1401 and 5-1402) to apply. The Seller and the Buyer hereby irrevocably submit to the jurisdiction of the Courts of the United States for Atlanta, Georgia in any action or proceeding arising out of or relating to this Agreement and hereby irrevocably agree that all claims in respect of such action or proceeding shall be heard by such Courts. The Parties agree that the provisions of this Section 10.1 shall survive the Closing, expiration or termination of this Agreement.

Section 10.2 Expenses. Consistent with Section 2.5 and except as otherwise specifically set forth in this Agreement, each Party shall be solely responsible for all expenses incurred by it in connection with this transaction, and neither Party shall be entitled to any reimbursement for such expenses from the other Party hereto.

Section 10.3 Third Party Beneficiaries. Except for the Seller Indemnitees and the Buyer Indemnitees, who are express third-party beneficiaries of the indemnification provisions of this Agreement, there are no third-party beneficiaries of any of the rights and obligations of either Seller or the Buyer under this Agreement.

Section 10.4 Waiver. Except as expressly provided in this Agreement, neither the failure nor any delay on the part of any Party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, or of any other right, power or remedy; nor shall any single or partial exercise of any right, power or remedy preclude any further or other exercise thereof, or the exercise of any other right, power or remedy. Except as expressly provided herein, no waiver of any of the provisions of this Agreement shall be valid unless it is in writing and signed by the Party against whom it is sought to be enforced.

Section 10.5 Entire Agreement; Amendment. This Agreement, the Ancillary Agreements, the Schedules and Exhibits hereto and thereto, each of which is deemed to be a part hereof, constitute the entire agreement and understanding between the Parties, and all previous undertakings, negotiations and agreements between the Parties regarding the subject matter hereof are merged herein. This Agreement may not be modified orally, but only by an agreement in writing signed by the Buyer and the Seller.

Section 10.6 Notices. All notices required or permitted under this Agreement shall be in writing and, (a) if by air courier, shall be deemed to have been given one (1) Business Day after the date deposited with a recognized carrier of overnight mail, with all freight or other’ charges prepaid, (b) if by telecopy, shall be deemed to have been given when actually received, and (c) if mailed, shall be deemed to have been given five (5) Business Days after the date when sent by registered or certified mail, postage prepaid, addressed as follows, unless another address is designated by a Party hereto by written notice to the other Party:

To the Seller:	TPS Dell, LLC
c/o TECO Energy, Inc.
702 N. Franklin Street
Tampa, Florida 33602
Attn: General Counsel
Fax No.: (813) 228-4811

To the Buyer:	Associated Electric Cooperative, Inc.
2814 S. Golden
Springfield, Missouri 65801-0754
Attn: General Manager
Fax No.: (417) 885-9252

For purposes of this Agreement, “Business Day” shall mean a day other than Saturday or Sunday or any legal holiday for commercial banking institutions under the laws of the State of New York.

Section 10.7 No Assignment. This Agreement shall not be assigned or transferred in any way whatsoever by either Party hereto except with the prior written consent of the other Party hereto, which consent such Party shall be under no obligation to grant, and any assignment or attempted assignment without such consent shall be void and have no force or effect with respect to the non-assigning Party.

Section 10.8 Severability. If any provision of this Agreement is invalid, illegal or unenforceable, the balance of this Agreement shall remain in full force and effect and this Agreement shall be construed in all respects as if such invalid, illegal or unenforceable provision were omitted. If any provision is inapplicable to any person or circumstance, it shall, nevertheless, remain applicable to all other persons and circumstances.

Section 10.9 Confidentiality. Unless previously approved in writing by the other Party, each Party shall keep confidential all information (whether in oral or written form, electronically stored or otherwise) (i) obtained from or on behalf of the other Party either before or after the date of this Agreement; (ii) related to the Purchasers’ proposed purchase of the Purchased Assets, the contents of this Agreement and the Ancillary Agreements, or the negotiation of this Agreement and the Ancillary Agreements; or (iii) related in any way whatsoever to this Agreement or the Ancillary Agreements (referred to herein collectively as “Confidential Information”). Notwithstanding the above, a Party may disclose the Confidential Information to its management group, professional advisors (including lenders and prospective financing sources and their respective counsel), employees, agents, or representatives who need to know such Confidential Information to evaluate the transactions contemplated hereby, are informed of its confidential nature, and agree to abide by this Section 10.9. If a Party is compelled to disclose Confidential Information by judicial or administrative process or by any other requirements of Law, or disclosure is reasonably necessary to obtain the approval of any governmental authority or third party necessary to consummate the transactions contemplated hereby, the Party will provide the other Party with prompt written notice of any such request or requirement and assist the other Party, at the other Party’s expense, in obtaining an appropriate protective order or other appropriate remedy or waive compliance with this Section 10.9; provided, however, whether or not such order or other remedy is obtained, the Party requested or required to disclose Confidential Information shall disclose only that portion of the Confidential Information that it is advised by counsel that it is legally required to so disclose or that is necessary to obtain the applicable approval, and will exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information. Upon the written request of a Party, the other Party shall return or destroy promptly, at the request and option of the Party, all originals and copies of written or recorded Confidential Information provided to such Party by or on behalf of the other Party and no such Confidential Information shall be used by such Party, or its employees, agents or representatives, in the business or operations of any Person. Notwithstanding the foregoing, each Party’s obligations under this Section 10.9 shall not apply to any information or document insofar as it (A) was already known by such Party prior to the date of disclosure hereunder; (B) becomes available to the public other than as a result of a disclosure by the other Party in violation of this Agreement or other obligation of confidentiality under which such information may be held; or (C) becomes available to the Party on a non-confidential basis from a source other than the other Party or its officers, directors, employees, representatives or agents. The Confidentiality Agreement dated April 16, 2005 shall be superseded by this Agreement effective as of the Effective Date, and the Parties’ obligations under this Section 10.9 shall survive the termination of this Agreement.

Section 10.10 Publicity. Prior to Closing, the Buyer and the Seller agree that before to making any public announcement or statement with respect to the transactions contemplated by this Agreement, the Party desiring to make the public announcement or statement shall consult with the other Party and shall obtain prior written approval of the other Party of the text of a public announcement or statement to be made solely by the Seller or the Buyer, as the case may be, which approval shall not be unreasonably withheld; provided, however, that nothing contained in this Section 10.10 shall be construed to require either Party to obtain approval of the other Party to disclose information with respect to the transaction contemplated by this Agreement to any Governmental Entity to the extent required by applicable Law or by any applicable rules, regulations or orders of any Governmental Entity having jurisdiction or necessary to comply with disclosure requirements of the New York Stock Exchange, NASDAQ or any applicable securities laws. Notwithstanding anything to the contrary in this Agreement or the Confidentiality Agreement, each Party to this Agreement (and each employee, representative, or other agent of such Party for so long as they remain an employee, representative or agent) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of any transaction contemplated by this Agreement and all materials of any kind (including opinions or other analyses) that are provided to such Party relating to such tax treatment or tax structure. Nothing in this Agreement, or any other agreement between the Parties hereto express or implied, shall be construed as limiting in any way the ability of either Party to consult with any tax adviser (including a tax adviser independent from all other entities involved in the transaction) regarding the tax treatment or tax structure of the transaction.

Section 10.11 Waiver of Bulk Sales Compliance. The Buyer hereby waives compliance by the Seller with the provisions of the bulk sales laws or similar laws of any state or other jurisdiction that may be applicable to the transactions contemplated hereby.

Section 10.12 Construction. Any section headings in this Agreement are for convenience of reference only, and shall be given no effect in the construction or interpretation of this Agreement or any provisions thereof. No provision of this Agreement will be interpreted in favor of, or against, any Party by reason of the extent to which any such Party or its counsel participated in the drafting thereof.

Section 10.13 Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and which together shall constitute but one and the same instrument.

Section 10.14 Further Assurances. After the Closing Date, each Party hereto at the reasonable request of the other and without additional consideration, shall execute and deliver, or shall cause to be executed and delivered, from time to time, such further certificates, agreements or instruments of conveyance and transfer, assumption, release and acquittance and shall take such other action as the other Party hereto may reasonably request, to convey and deliver the Purchased Assets to the Buyer, to assure to each Party the assumption of the liabilities and obligations intended to be assumed by such Party hereunder and to otherwise consummate or implement the transactions contemplated by this Agreement.

Section 10.15 Certain Interpretive Matters. The inclusion of any matter on any Schedule will not be deemed an admission by either Party that such listed matter has or would have a material adverse effect.

IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement as of the date first written above.

“SELLER”	TPS Dell, LLC,
a Delaware Limited Liability Company

By:
Name:
Title:

“BUYER”	Associated Electric Cooperative, Inc.,
a Missouri Electric Cooperative

By:
Name:
Title: